Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
THIS EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of this 11th day of November, 2013, by and among Essex Rental Corp. (“Essex”), Essex Crane Rental Corp. (“Essex Crane” and together with Essex, the “Company”) and Ronald Schad (“Executive”).
WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated October 31, 2008 (the “Employment Agreement”) pursuant to which, among other things Executive serves as the Chief Executive Officer of Essex;
WHEREAS, Executive has tendered his resignation to the Company, and the Company has accepted such resignation, subject to the terms and conditions set forth in this Agreement;
WHEREAS, in connection with resignation of Executive’s employment with the Company, the Company has agreed to pay to Executive the amounts provided for herein, and to provide to Executive the benefits provided for herein, and Executive has agreed to accept such payments and benefits in lieu of any and all payments and benefits provided for in the Employment Agreement; and
WHEREAS, capitalized terms used herein have the meaning ascribed to such terms in the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:
1.Subject to the Surviving Provisions as provided in Section 6 hereof, the Employment Agreement is terminated as of the date of this Agreement. Notwithstanding termination of the Employment Agreement, Executive’s employment with the Company, in each capacity in which Executive is currently employed by the Company, will continue, on an at-will basis and subject to the terms of this Agreement, until the effective date of termination of such employment (the “Separation Date”) as specified by the Company or Executive in a written notice of separation delivered to the non-terminating party (the period of time between the date hereof and the Separation Date, the “Transition Period”). During the Transition Period (i) Executive shall continue to have substantially the same duties and responsibilities as provided in Section 3 of the Employment Agreement unless and until the day of the public announcement of the retention or appointment of a new or interim chief executive officer of the Company during the Transition Period, in which case Executive’s duties and responsibilities for the remainder of the Transition Period shall be to cooperate with the Company for purposes of transitioning the duties and responsibilities of Executive to his successor and/or other executives of the Company as reasonably requested by the board of directors of Essex, (ii) Essex shall continue to pay to Executive, in accordance with Essex’s normal payroll practices, the same base salary as that currently paid to Executive, (iii) Essex shall continue to reimburse Executive, in accordance with Essex’s customary practices, for all expenses for which Executive is entitled to reimbursement in accordance with Sections 4(e) of the Employment Agreement, and (iv) Essex shall continue to provide current benefits and perquisites to Executive in accordance with Section 4 of the Employment Agreement. Provided Executive remains in compliance with the terms of this Section 1 during the Transition Period and has not delivered a notice of separation to the Company specifying a Separation Date that is prior to the six month anniversary of the date hereof, Executive shall be entitled to the base salary and benefits provided in this Section 1 through at least the six month anniversary of the date hereof even in the event of Executive’s death, disability or delivery of a notice of separation by the Company specifying a Separation Date that is prior to such six-month anniversary date.

2.Executive acknowledges and agrees that he is not entitled to any Bonus in respect of any prior year, the current year or for any period during the Transition Period.

3.Provided that: (i) Executive has complied with the terms of this Agreement during the Transition Period, (ii) Executive has not delivered a notice of separation to the Company specifying a Separation Date that is prior to the earlier of (y) the twelve month anniversary of the date hereof or (z) the later of the six month anniversary of the date hereof or the two month anniversary of the public announcement of the retention or appointment of a new or interim chief executive officer of the Company, and (iii) Executive or his personal representative reaffirms in writing, as of the Separation Date, the release set for in Section 7 hereof, Essex shall make the following payments to Executive (or his estate, if deceased) from and after the Separation Date as follows:

(a)in accordance with Essex’s customary practices, payment of accrued but unused vacation, paid time off and personal days as of the Separation Date to be received by Executive within 30 days after the Separation Date;

Exhibit 10.1

(b)in accordance with Essex’s customary practices, but not later than five business days following the Separation Date, Essex shall reimburse Executive for all expenses for which, as of the Separation Date, Executive is entitled to reimbursement in accordance with Section 4(e) of the Employment Agreement; and

(c)in accordance with Essex’s normal payroll practices, and subject to Section 7 hereof, twenty-six (26) bi-weekly payments of $13,461.54, representing 100% of Executive’s Base Salary, commencing within two weeks of the Separation Date and ending on a date that is twenty-six (26) bi-weekly payroll periods after the date payment commenced. All such payments shall be payable in accordance with the Company’s normal payroll practices for its executives and key management personnel. Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder, to the extent required by Code Section 409A, payment pursuant to this subparagraph (c) may not commence to Executive until the earlier of the first day following the sixth month anniversary of Executive’s separation from service (as defined in Code Section 409A and regulations issued thereunder) or the date of the Executive’s death and any delayed bi-weekly payments shall be paid in the aggregate no later than ten (10) days following the earlier of the sixth month anniversary of the Executive’s separation from service or the date of the Executive’s death. Each bi-weekly payment shall be treated as a separate payment for purposes of Section 409A.

The foregoing payments shall be subject to withholdings and deductions as required by applicable law.
Executive shall serve on Essex’s board of directors through his current term, and thereafter as mutually agreed by Essex and Executive and subject to obtaining the requisite shareholder vote. Following the Transition Period, Essex shall also pay to the Executive, in accordance with customary practices, an annual fee of not less than $75,000 for each year (or prorated portion thereof in the case of a partial year) following the Transition Period that the Executive serves on Essex’s board of directors.
During the Transition Period, Essex and Executive shall negotiate in good faith a possible consulting agreement whereby Executive will provide to Essex used crane sales consulting services after the expiration of the Transition Period.
4.The Company shall continue to provide health benefits at active employee rates in accordance with Section 4(d) of the Employment Agreement for a period commencing on the Separation Date or the six month anniversary of the date of this Agreement, whichever is later, and ending on a date that is twelve (12) months thereafter.

5.The parties acknowledge that, prior to the date hereof, Essex granted Executive the non-qualified stock options described in Schedule A hereto (collectively, the “Options”). Notwithstanding any contrary provision of the Non-Qualified Stock Option Agreement pursuant to which the Options were granted (such agreements, the “Option Agreements” and each an “Option Agreement”), including, without limitation, Section 6 thereof, the parties agree that:

(a)the option to purchase up to 291,580 shares of Essex’s common stock at an exercise price of $6.45 per share awarded to Executive as of March 18, 2010 (the “Forfeited Option”) shall be deemed forfeited and cancelled as of the date hereof (irrespective of the vesting schedule applicable to the Forfeited Option), and Executive shall surrender the original Option Agreement to the Company promptly following the date hereof; and

(b)the unvested portion of the Options to purchase up to 254,250 shares of Essex’s common stock at an exercise price of $5.58 per share awarded to Executive as of January 14, 2011 shall be deemed vested, and such Options together with any other vested Options (other than the Forfeited Option) shall be exercisable in accordance with their respective terms (other than a shortened exercise period) until the ten year anniversary of the Grant Date (as defined in the Option Agreement applicable to each such Option). For avoidance of doubt, after giving effect to the deemed vesting referred to above, Executive is vested in options to purchase a total of 593,250 shares for which the exercise period shall be extended until the ten year anniversary of the applicable Grant Date by reason of this Section 5(b), and such extension shall not be shortened in the event of Executive’s subsequent death or disability. The Company acknowledges that the provisions of this Section 5(b) have been authorized and approved by the board of directors or Compensation Committee of the Essex.

6.Upon execution of this Agreement, the Employment Agreement shall be terminated in its entirety and neither party shall have any obligations thereunder, except that Sections 7, 8, 9, 10, 11, 12, and 19 of the Employment Agreement (the “Surviving Provisions”) shall remain in full force and effect; provided that (i) termination of Executive’s employment shall not be deemed a termination by the Company for Cause or a resignation by Executive for Good Reason for purposes of Section 8 of the Employment Agreement; (ii) Executive’s obligations under Sections 8(a) and (b) of the Employment Agreement and the waiver and release under Section 7 hereof shall cease in the event that the Company ceases to make payments and provide benefits pursuant to Sections 1, 3, 4 and 5 of this Agreement, (iii) the Company’s obligation to make payments and provide benefits pursuant to Sections 1, 3, 4 and 5 of this Agreement shall cease, and all of the Options (to the extent not forfeited and cancelled pursuant to this Agreement) shall be deemed forfeited and cancelled, in the event that Employee ceases to comply with his obligations under

Exhibit 10.1

Section 8(a) and (b) of the Employment Agreement and (iv) from and after the Transition Period, the non-competition restrictions contained in Section 8(a) of the Employment Agreement shall not preclude Executive from engaging in the sale of new cranes exclusively on behalf of one or more crane manufacturers. The parties agree that the payments and benefits contemplated by Section 1, 3, 4 and 5 of this Agreement shall be deemed to satisfy any obligations of the Company which may arise under Section 6(c)(iii) of the Employment Agreement. Notwithstanding the foregoing, the release of Executive’s obligations as provided in Section 6(ii) above shall not relieve the Company of the obligation to provide payments and benefits under this Agreement. The Company (including its subsidiaries and affiliates) will not make, and will not permit the members of the boards of directors and senior management to make, any disparaging statements or comments, either as fact or as opinion, about Executive (or authorizing any statements or comments to be reported as being attributed to the Company).

7.Executive acknowledges that the payment(s) and benefits provided for in Sections 1, 3, 4 and 5 of this Agreement are equal to or greater than any to which he may have otherwise been entitled under any existing Company separation, benefit or compensation policy and that such payments, together with other benefits conferred upon Executive hereunder, represent a negotiated compromise of any rights that Executive might have been entitled to under the terms of the Employment Agreement. In consideration of the foregoing, Executive hereby releases and forever discharges the Company, its present and former shareholders, members, managers, directors, officers, employees, agents, partners, parent, subsidiaries, affiliates, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment with the Company, and hereby covenants not to file a lawsuit, judicial action, or court complaint to assert such claims. This includes but is not limited to claims for breach of the Employment Agreement, attorneys’ fees or claims arising under federal, state or local laws prohibiting employment discrimination, including without limitation the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the New York State Human Rights Law, the New York City Human Rights Law, Illinois Human Rights Act and the Illinois Wage Payment and Collection Act. claims growing out of any legal restrictions on the Company’s right to terminate its employees, claims for breach of contract, libel, slander, wrongful discharge, compensation, misrepresentation, intentional infliction of emotional harm, or other tort or harassment based on any federal, state, or municipal statute or local ordinance relating to discrimination in employment, which claims Executive ever had, now has, or which he or his heirs, executors, administrators, successors, and/or assigns can, or may have for, or by reason of, any matter, cause, event or thing whatsoever, from the beginning of the world to the date of this Agreement. This release does not limit Executive’s right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided Executive does not recover any monetary benefits in such proceeding.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (i) any claim for retirement or health benefits arising under the Company’s benefits plans; (ii) any claim or right Executive may have under this Agreement; (iii) any obligation of indemnification or advancement of expenses to Executive under the Company’s bylaws, certificate of incorporation, state law or otherwise (to the extent applicable); or (iv) insurance coverage under any insurance policies (to the extent applicable), including but not limited to coverage under directors’ and officers’ liability insurance policies.
8.Executive shall return to the Company on or promptly following the Separation Date any Company property in his possession, custody or control. In the event Executive has any Company property in electronic form, he shall delete the same without retaining any copies thereof. In the event Executive later finds any Company property which he has inadvertently kept, he shall promptly return same.

9.After the Transition Period and during such time as payments are being made to Executive pursuant to this Agreement, Executive shall make himself reasonably available by telephone or email, subject to Executive’s schedule, to answer questions from time to time regarding Company matters with which Executive is familiar. Executive shall cooperate with the Company, at mutually agreed to times and places, and subject to Executive’s availability, in connection with any litigation or arbitration matters or any regulatory inquiries in which the Company is or becomes involved and which concern matters in which Executive was involved while employed, for which Executive’s assistance is reasonably requested by the Company; provided, however, that, with respect to periods of time after the Transition Period, the Company (i) promptly pays any reasonable legal expenses incurred by Executive in order to comply with the provisions of this Section 9 upon receipt of an invoice therefor, (ii) agrees to pay Executive for his time at a rate of $350 per hour, and (iii) agrees to pay for all reasonable and documented travel expenses incurred by Executive in order to comply with the provisions of this Section 9.

10.The Company agrees to provide Executive a reasonable opportunity to review and provide input for consideration by the Company prior to issuing any press release announcing Executive’s departure from employment with the Company.

Exhibit 10.1

11.Promptly following the execution hereof, Essex shall pay or reimburse Executive for the reasonable legal expenses incurred by Executive (not to exceed $12,000) in connection with the negotiation and execution of this Agreement.

12.The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

13.Executive understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Executive acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of the release included herein before acting on it.

14.Executive has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire understanding between Executive and the Company. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Executive acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.

15.Any notice required or permitted under this Agreement shall be in writing and shall be sent by regular mail, personal delivery or facsimile or other electronic transmission to such party at the address set forth below or such other address as a party hereto shall have last designated by notice to the other party. Notice shall be deemed delivered when actually delivered to such address.

To the Company:
Essex Crane Rental Corp.

1110 Lake Cook Road, Suite 2220
Buffalo Grove, Illinois 60089
Fax: (847) 215-6535
Email: lsl@hphllc.com
Attention: Chairman

With a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Todd J. Emmerman
Fax: (212) 940-8776
Email: todd.emmerman@kattenlaw.com

To Executive:

Ronald Schad
Address Redacted

With a copy (which shall not constitute notice) to:
Seyfarth Shaw LLP
131 S. Dearborn Street, Suite 2400
Chicago, Illinois  60603
Attention: Steven R. Lifson
Fax: (312) 460-7828
Email: slifson@seyfarth.com

16.This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to New York’s internal law governing conflict of laws.

Exhibit 10.1

17.Executive may revoke his agreement to the terms hereof at any time during the seven-day period (the “Revocation Period”) following the date hereof by delivering written notice of his revocation to the Company. This Agreement shall become effective upon the expiration of the Revocation Period, but shall be retroactive to the date of this Agreement.

18.The parties agree that all obligations of the Company herein shall be binding on the Company’s successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive, his heirs and legal representatives.

19.This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Employment Separation Agreement and Release on the day and year set forth above.

By:	/s/ Ronald Schad
Name:	Ronald Schad
Date:	November 11, 2013

ESSEX CRANE RENTAL CORP.
By:	/s/ Laurence S. Levy
Name:	Laurence S. Levy
Title:	Chairman, Board of Directors

ESSEX RENTAL CORP.
By:	/s/ Laurence S. Levy
Name:	Laurence S. Levy
Title:	Chairman, Board of Directors

Exhibit 10.1

Schedule A
Options

Grant Date	Number of Shares	Exercise Price
December 18, 2008	339,000	$4.50
March 18, 2010	291,580	$6.45
January 14, 2011	254,250	$5.58